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                                                                    EXHIBIT 99.1



[IXC LOGO]                                                          NEWS RELEASE
--------------------------------------------------------------------------------



                    John M. Zrno to Succeed Benjamin L. Scott
                   as President and CEO of IXC Communications

Scott to Remain as Chairman of the Board

AUSTIN, Texas--(BUSINESS WIRE)--May 28, 1999--IXC Communications, Inc. (Nasdaq:IIXC - news) today announced that it has named John M. Zrno as President and CEO. Benjamin L. Scott, the current President and CEO, will continue to serve as Chairman of the Board of IXC.

Mr. Zrno is the former President and CEO, ALC Communications Corporation, and former President and CEO, Cable & Wireless North America. Mr. Zrno is also expected to be appointed to a newly created Board position in the near future. In addition, director Ralph J. Swett has been appointed Vice-Chairman of IXC's Board.

"John Zrno is an exceptional business leader with a track record of success in the telecommunications industry," said Mr. Scott. "He is well prepared to address operational issues and pursue revenue growth at IXC."

Mr. Zrno has over twenty-five years of telecommunications industry experience. He is a member of the board of directors of Teleglobe, Inc., a large multi-national telecommunications carrier. He has recently served as Chairman of MIDCOM Communications, Inc., and Vice-Chairman of Frontier Corporation. From 1988 to 1995, while serving as President and CEO of ALC, he brought ALC back from its delisting on the NASDAQ to a successful merger with Frontier. From 1981 to 1988, Mr. Zrno held a number of executive positions at Cable & Wireless North America, including serving as President and CEO. Mr. Zrno's career in telecommunications began with MCI Communications Corporation, where he served as MCI's first Treasurer.

IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. IXC offerings include private line, fast packet (ATM and frame relay), Internet and long distance switched and dedicated services. IXC Communications, Inc. is at the forefront of the industry's new class of emerging domestic and international carriers that include Qwest and Level 3. IXC is a publicly traded company listed on Nasdaq under the symbol IIXC. For more information, visit IXC's Web site at www.ixc-comm.com.

Contact: IXC Communications, Austin
Melissa Jackson, 512/231-5247
mjackson@ixc-comm.com or
Greta Wiechman, 888/267-9478
gwiechman@ixc-comm.com



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Media Contact:                               Investor Contact:
Melissa Jackson                              Greta Wiechman
Senior Manager, Public Relations             Director, Investor Relations
(512) 231-5247                               (888) 267-9478
mjackson@ixc-comm.com                        gwiechman@ixc-comm.com

Gerard Sandoval
Account Manager
Copithorne & Bellows
(770) 392-8629
gerard.sandoval@cbpr.com